[Letterhead of Willkie Farr & Gallagher LLP]

November 14, 2006

Legg Mason Partners Municipal Funds

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Municipal Funds, a Massachusetts business trust (the “Trust”), on behalf of Legg Mason Partners New York Municipals Fund (“New York Municipals”) and New York Money Market Portfolio (“New York Money Market”), each a series of the Trust (each, an “Acquiring Fund”), to furnish you with this opinion in connection with Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about November 14, 2006. The Registration Statement registered (i) New York Municipals’ Class A, Class B, Class C, and Class Y shares of beneficial interest and (ii) New York Money Market’s Class Y shares of beneficial interest (the shares in (i) and (ii) collectively, the “Shares”) to be issued pursuant to (i) an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of its series New York Municipals, (b) Salomon Funds Trust, a Massachusetts business trust, on behalf of its series, Salomon Brothers New York Tax Free Bond Fund, and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Advisor”); and (ii) an Agreement and Plan of Reorganization, by and among (a) the Trust, on behalf of its series New York Money Market, (b) Salomon Brothers Series Funds Inc, a corporation organized under the laws of the State of Maryland, on behalf of its series Salomon Brothers New York Municipal Money Market Fund (each of Salomon Brothers New York Tax Free Bond Fund and Salomon Brothers New York Municipal Money Market Fund, an “Acquired Fund”), and (c) solely with respect to certain aspects, the Advisor (each, an “Agreement” and, together, the “Agreements”). The Agreements provide for the proposed acquisition by each Acquiring Fund of all of the assets of the corresponding Acquired Fund solely in exchange for the Shares and the assumption by each Acquiring Fund of all of the liabilities of the corresponding Acquired Fund.

We have examined the Amendment, substantially in the form in which it is to be filed, the Registration Statement, the Trust’s Restated Declaration of Trust (the “Declaration”), as amended, the most recent amendment to the Declaration (the “Designation”), the By-Laws, as amended, resolutions adopted by the Trustees of the Trust at meetings held on June 22, 2006, authorizing the Reorganizations and the issuance of the Shares on behalf of each Acquiring Fund (the “Resolutions”)

Legg Mason Partners Municipal Funds

November 14, 2006

and the forms of the Agreements to be included in the Proxy Statement Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Agreements will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreements, will be validly issued, fully paid and nonassessable, except that shareholders of an Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP